UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2016 (September 7, 2016)

SharpSpring, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36280	05-0502529
(State or other jurisdiction of	(Commission	(I.R.S. Employer
Incorporation or Organization)	File Number)	Identification No.)

304 West University Avenue, Gainesville, FL	32601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 877-705-9362

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On September 7, 2016, SharpSpring, Inc. (the “Company”) committed to a plan to close its South African offices located in Bellville (Cape Town), South Africa and Johannesburg, South Africa. These South African offices were acquired as part of the Company’s October 2014 acquisition of the GraphicMail group of companies, and previously supported our GraphicMail email marketing product which was discontinued during the first half of 2016. The purpose of the restructuring plan is to create a more cohesive and efficient operating group by transitioning all Company functions performed at the South African offices to the Company’s Gainesville, FL global headquarters. The transition is expected to occur over the next three months and all 50 South African-based employee positions will be terminated. The Company notified its South African-based employees of the restructuring plan on September 7, 2016.

As a result of the restructuring plan, the Company expects to incur one-time restructuring expenses of approximately $264,000 in total, consisting of approximately $178,000 in severance and employee-related costs to current South African-based employees, approximately $63,000 in asset write-offs, approximately $13,000 in facility-related closure costs and approximately $10,000 in other contract termination costs. Approximately $200,000 of these charges are expected to result in future cash expenditures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SharpSpring, Inc.

By:	/s/ Edward S. Lawton
Edward S. Lawton,
Chief Financial Officer

Dated: September 9, 2016